EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-41333, No. 333-89123, No. 333-112482, No. 333-131467, No. 033-92526, and No. 333-170713 on Form S-8 of our reports dated March 1, 2011, relating to the consolidated financial statements and financial statement schedule of Hansen Natural Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hansen Natural Corporation and subsidiaries for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 1, 2011